Exhibit 10.1

Agreement and Plan of Voluntary Supervisory Merger Conversion

by and between

Peoples Bank SB

and

First Federal Savings & Loan Association of Hammond

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Section 9.7	Specific Performance.	25

Section 9.8	Headings, Entire Agreement.	25

Section 9.9	Counterparts.	25

Section 9.10	Binding Effect.	26

Section 9.11	Governing Law.	26

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Agreement and Plan of

Voluntary Supervisory Merger Conversion

This AGREEMENT AND PLAN OF VOLUNTARY SUPERVISORY MERGER CONVERSION (the “Agreement”) is made and entered into as of this 20th day of December, 2013, between Peoples Bank SB, an Indiana stock savings bank based in Munster, Indiana (“Peoples”), and First Federal Savings and Loan Association of Hammond, a federal savings association based in Hammond, Indiana (“Association”).

WHEREAS, the respective Boards of Directors of the Association and Peoples deem it advisable and in the best interests of each entity that the Association be converted to stock form and simultaneously merged into Peoples pursuant to the terms, conditions, plan and procedures set forth in this Agreement; and

WHEREAS, the Board of Directors of the Association further believes it is in the best interests of its depositors and borrower members that the Association enter into this Agreement.

THEREFORE, in consideration of the mutual covenants and agreements herein set forth and for the purpose of prescribing plans for, and the terms and conditions of, the voluntary supervisory conversion (the “Conversion”) of the Association and the merger of the Association into Peoples (the “Merger”), the parties agree as follows:

Article I

THE VOLUNTARY SUPERVISORY MERGER CONVERSION

Section 1.1            Plan of Voluntary Supervisory Merger Conversion. Subject to the provisions and conditions herein specified, on the Effective Date (as hereinafter defined), the Association shall convert to a federal stock savings and loan association and simultaneously shall merge with and into Peoples in a transaction that will qualify as a voluntary supervisory conversion and merger (the “Merger Conversion”) under applicable law. The Merger Conversion shall be accomplished in accordance with this Agreement and with applicable statutes and regulations of the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (“FDIC”), and the Indiana Department of Financial Institutions (“DFI”).

Section 1.2            Manner of Converting and Exchanging Stock. The manner of converting and exchanging the shares of the constituent corporations’ stock at the Effective Date of the Merger Conversion shall be as follows:

(a)                each of the 1,000 shares of common stock, without par value, of Peoples outstanding immediately prior to the Effective Date of the Merger Conversion shall remain outstanding immediately after the Effective Date of the Merger Conversion.

(b)               upon receipt of approval of the Merger Conversion, the Association shall issue 100 shares of common stock, $.01 par value per share, to Peoples for $100 in the aggregate, or $1.00 per share, and immediately thereafter each of the 100 shares of the common stock, $.01 par value per share, of the Association outstanding immediately prior to the Effective Date of the Merger Conversion shall be cancelled without consideration therefor.

Section 1.3            Approval by the Association and Peoples. This Agreement has been approved by at least a majority of the directors of the Association and at least a majority of the directors of Peoples.

Section 1.4            Effective Date. Following the closing of the Merger Conversion, the transactions provided for herein shall become effective (the “Effective Date”) on the date prescribed in the Articles of Merger (“Articles of Merger”) as filed with the DFI and the Indiana Secretary of State (the “Secretary”); provided that the Merger Conversion shall not be effective unless and until approved by the OCC, the DFI, and the FDIC, and all applicable waiting periods have expired. The Plan of Merger attached hereto as Exhibit 1.4 shall be attached to the Articles of Merger when they are so filed.

Section 1.5            Closing. Subject to the provisions of Articles V - VII hereof, the closing of the Merger Conversion contemplated by this Agreement (the “Closing”), shall take place at the offices of Peoples, 9204 Columbia Avenue, Munster, IN 46321, as soon as practicable after satisfaction of all of the conditions to Closing. The date and time of the Closing shall be mutually agreed to by the Association and Peoples. If no such agreement is made, the Closing shall take place on the next business day following the date of the satisfaction of all of the conditions to Closing, effective as of the close of business on such date.

(a)                At the Closing of the Merger Conversion, Peoples shall deliver to the Association the following:

(i)                 an opinion of their counsel dated as of the Effective Date contemplated by Section 6.1 hereof;

(ii)               the officers’ certificate contemplated by Section 6.3 hereof;

(iii)             copies of the resolutions of the Board of Directors of Peoples, certified by the Secretary of Peoples, relating to the approval of this Agreement and the Merger Conversion;

(iv)             the Articles of Merger signed by Peoples; and;

(v)               such other documents as the Association or its legal counsel may reasonably request.

(b)               At the Closing of the Merger Conversion, the Association shall deliver to Peoples the following:

(i)                 an opinion of its counsel dated as of the Effective Date contemplated by Section 7.4 hereof;

(ii)               the officers’ certificate contemplated by Section 7.3 hereof;

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(iii)             the stock certificate representing all of the shares of the common stock, $.01 par value per share, of the Association;

(iv)             copies of the resolutions adopted by the Board of Directors of the Association, certified by the Secretary of the Association, relating to the approval of this Agreement and the Merger Conversion;

(v)               the Articles of Merger signed by the Association; and

(vi)             such other documents as Peoples or its legal counsel may reasonably request.

Section 1.6            Effects of the Merger. At the Effective Date:

(a)                the separate existence of the Association shall cease, and the corporate existence of Peoples (the “Resulting Association”) shall be continued under the name Peoples Bank SB.

(b)               the Resulting Association shall, without further transfer, succeed to and thereafter possess and enjoy all of the public and private rights, privileges, immunities, powers and franchises, and be subject to all of the public and private restrictions, liabilities and duties, of each of Peoples and the Association; all property (real, personal and mixed) of, all debts (on whatever account) due to, and all choses in action and each and every other interest of or belonging or due to, each of Peoples and the Association shall be taken by and deemed to be transferred to and vested in the Resulting Association without further act, deed or other instrument; and the title to any real estate or any interest therein, vested by deed or otherwise in either of Peoples or the Association, shall not revert or be in any way impaired by reason of the Merger Conversion;

(c)                all rights of creditors and all liens (if any) upon the property of either of Peoples or the Association shall be preserved unimpaired by the Merger Conversion; and all debts, liabilities, obligations and duties (collectively, “Obligations”) of either of Peoples or the Association shall become the responsibility and liability of the Resulting Association, and may be enforced against it to the same extent as if such Obligations had been incurred or contracted by it; and

(d)               each Deposit Account in the Association at the time of the consummation of the Merger Conversion shall become, without further action by the holder, a Deposit Account in Peoples equivalent in withdrawable amount to the withdrawable value, and subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Association immediately preceding consummation of the Merger Conversion. Holders of Deposit Accounts in the Resulting Association shall not, as such holders, have any voting rights. For purposes of the foregoing, the Deposit Accounts of the Association shall mean all withdrawable deposit accounts, including all savings accounts, certificate accounts, and demand accounts, of the Association.

Section 1.7            Further Assurances. If at any time the Resulting Association shall consider or be advised that any further assignment, assurance or other action is necessary or desirable to vest in the Resulting Association the title to any property or right of the Association or otherwise to carry out the purposes of the Merger Conversion or of this Agreement, the proper officers and directors of the Association shall execute and make all such proper assignments or assurances and take such other actions; and the Board of Directors and the proper officers of the Resulting Association are hereby authorized, in the name and on behalf of the Association or otherwise, to do any of the foregoing.

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Section 1.8            Board of Directors and Officers. The Board of Directors of the Resulting Association shall be comprised of those persons serving as directors of Peoples immediately prior to the Effective Date. The officers of the Resulting Association shall be comprised of those persons serving as officers of Peoples immediately prior to the Effective Date and Sheldon Cutler who shall become a Vice President of the Surviving Corporation.

Section 1.9            Offices. The home office of Peoples at 9204 Columbia Avenue, Munster, Indiana shall remain the home office of the Resulting Association. The Resulting Association will operate branch offices at the locations of Peoples’ branch offices immediately prior to the Effective Date and at the home office and branch office of the Association immediately prior to Effective Date.

Section 1.10        Articles of Conversion and Bylaws of Peoples. The Articles of Conversion and By-Laws of Peoples in effect immediately prior to the Effective Date shall be the articles and bylaws of the Resulting Association.

Section 1.11        Voting Rights. As of the Effective Date, all voting rights in the Association, which are currently held by the members of the Association, will be held exclusively by NorthWest Indiana Bancorp, as sole shareholder of Peoples.

Article II

REPRESENTATIONS AND WARRANTIES OF THE ASSOCIATION

On or prior to the date hereof, the Association has delivered to Peoples a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article II or to one or more covenants contained in Article IV.

The Association represents and warrants to Peoples as follows:

Section 2.1            Organization and Standing. The Association is a mutual savings association duly organized, validly existing and in good standing under federal law with full power and authority to carry on its business as now conducted and to own or lease or operate its properties in the places where such business is now conducted and such properties are now owned, leased or operated. The Association is subject to the terms and conditions of the Supervisory Agreement referenced in Section 4.1(a) of this Agreement. The Association is duly authorized to conduct its business, all subject to the supervision of the OCC and the FDIC. The Association does not own any corporation, partnership, joint venture or other entity in which the Association has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein (a “Subsidiary”).

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Section 2.2            Authority for Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the Board of Directors of the Association, and, subject to the requisite approval of federal and state regulatory authorities, this Agreement constitutes a valid and legally binding obligation of the Association enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or court of equity. The approval, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust or other material agreement or instrument to which the Association is bound.

Section 2.3            Financial Information. Except as set forth in the Disclosure Schedule, the audited balance sheet of the Association as of December 31, 2012, and related audited income statement for the years ended December 31, 2011, and December 31, 2012, together with the notes thereto, and the unaudited periodic financial statements of the Association for the nine months ended September 30, 2013, together with notes thereto (if any) (collectively, “Association Financial Statements”), copies of which have been provided to Peoples, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except as may be disclosed therein, and in the case of interim statements, for the absence of footnotes and normal year-end adjustments) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, and cash flows of the Association as of the dates and for the periods indicated.

Section 2.4            Absence of Changes. Except as set forth in the Disclosure Schedule, since September 30, 2013, no events or transactions have occurred which have resulted in a Material Adverse Effect as to the Association. For purposes of this Agreement, “Material Adverse Effect” means any change, event or effect that is both material and adverse to (1) the financial position or condition, results of operation, future prospects, the assets or business of the Association, or (2) the ability of the Association to perform its respective obligations under this Agreement, other than (A) the effects of any change attributable to or resulting from changes in economic conditions, laws, regulations or accounting guidelines applicable to depository institutions generally or in general levels of interest rates, or (B) employee terminations after announcement of this Agreement.

Section 2.5            Properties.

(a)                A list and description of all real property owned or leased by the Association (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer (“OREO”)) (collectively, the “Real Property”), is set forth in the Disclosure Schedule. The Association has good and marketable title to all Real Property owned by it, in each case free and clear of any charges, mortgages, pledges, security interests, claims, liens or encumbrances (“Liens”) except (i) liens for taxes not yet due and payable, (ii) such easements, restrictions, encumbrances and imperfections of title, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby, and (iii) liens arising as a matter of law in the ordinary course of business as to which there is no known default. All Real Property owned by the Association is in a good state of maintenance and repair (normal wear and tear excepted) as reflected by its appraised value and to the best knowledge of the Association conforms in all material respects with all applicable ordinances, regulations and zoning laws. To the knowledge of the Association, none of the buildings, structures or other improvements located on any Real Property owned by the Association encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

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(b)               The Association has good and marketable title to all tangible personal property owned by it, free and clear of all Liens, except such Liens, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of the Association that is leased rather than owned, the Association is not in default under the terms of any such lease.

Section 2.6            Loans. The Association represents and warrants as to each of its loans to loan debtors that, except as may be set forth in the Disclosure Schedule:

(a)                the Association is the sole owner and holder of the loan and all servicing rights relating thereto. The loan is not assigned or pledged (other than to the Federal Home Loan Bank of Indianapolis) (the “FHLB”), and the Association has good and marketable title thereto;

(b)               except for any unfunded commitment, the full principal amount of the loan has been advanced to the loan debtor, either by payment direct to such debtor, or by payment made on the debtor’s approval, and there is no requirement for future advances thereunder. The unpaid principal balance of each loan and the amount of any unfunded commitment in each case as of September 30, 2013, is as stated in the Disclosure Schedule;

(c)                each of the Association’s loan documents is genuine, and each is the legal, valid and binding obligation of the maker thereof. All parties to the loan documents had legal capacity to enter into the loan documents, and the loan documents have been duly and properly executed by such parties;

(d)               all federal, state and local laws and regulations affecting the origination, administration and servicing of the loans prior to the Effective Date, including without limitation, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws, have been complied with in all respects. Without limiting the generality of the foregoing, the Association has timely provided all disclosures, notices, estimates, statements and other documents required to be provided to the loan debtor under applicable law and has documented receipt of such disclosures, estimates, statements and other documents as required by law and prudent loan origination policies and procedures;

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(e)                the loan debtor has no rights of rescission, setoff, counterclaims, or defenses to the loan documents, except such defenses arising by virtue of bankruptcy, creditors’ rights laws, and general principles of equity;

(f)                the Association has not modified such loan or waived any material provision of or default under such loan or the related loan documents, except in accordance with its customary loan administration policies and procedures. Any such modification or waiver is in writing and is contained in the loan file to the best knowledge of the Association;

(g)               the Association has taken all actions to cause each loan secured by personal property to be perfected by a security interest having first priority or such other priority as is required by the relevant loan approval report for such loan; and the collateral for each such loan is owned by the loan debtor, free and clear of any Lien except for the security interest in favor of the Association and any other Lien expressly permitted under the relevant loan approval report; and

(h)               the loan debtor is the owner of all collateral for such loan.

Section 2.7            Residential and Commercial Mortgage Loans and Certain Business Loans. Except as set forth in the Disclosure Schedule, the Association represents and warrants as to each of its residential mortgage loan, commercial mortgage loans and business loans that is secured in whole or in part by a mortgage that:

(a)                the mortgage is a valid first lien on the mortgaged property securing the related loan (or a subordinate lien if expressly permitted under the relevant loan approval report), and the mortgaged property is free and clear of all Liens having priority over the first lien of the mortgage, except for liens for real estate taxes and special assessments not yet due and payable, easements and restrictions of record, and, in the case of a home equity loan or a mortgage securing a guarantee of a business loan, the permitted lien of the senior mortgage or deed of trust;

(b)               to the Association’s knowledge, all taxes, government assessments, insurance premiums, and municipal charges, and leasehold payments which previously became due and owing have been paid, or an escrow payment has been established in an amount sufficient to pay for every such item which remains unpaid, except as otherwise provided in the Disclosure Schedule;

(c)                each loan for which private mortgage insurance was required by the Association under its underwriting guidelines is insured by a reputable private mortgage insurance company; each such insurance policy is in full force and effect; and all premiums due thereunder have been paid;

(d)               there is in force a paid-up lender’s title insurance policy or attorney’s opinion respecting the mortgaged property (other than with respect to home equity loans or second residential mortgage loans) issued by a reputable title insurance company in an amount at least equal to the outstanding principal balance of the related loan. No claims have been made under such lender’s title insurance policy, and the Association has not done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy;

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(e)                all appraisals have been ordered, performed and rendered in accordance with the requirements of the underwriting guidelines of the Association and in compliance, in all material respects, with all laws and regulations then in effect relating and applicable to the origination of loans, (i) which requirements include, without limitation, requirements as to appraiser independence, appraiser competency and training, appraiser licensing and certification, and the content and form of appraisals, and (ii) which laws and regulations include, without limitation, regulations promulgated by the DFI and the FDIC; and

(f)                to the Association’s knowledge, no mortgaged property is contaminated or in violation of any Environmental Law (as hereinafter defined).

Section 2.8            Allowance and Reserves. Except as set forth in the Disclosure Schedule, the loan loss allowance shown on the Association Financial Statements as of September 30, 2013, is adequate as of such date under the requirements of GAAP to provide for possible losses on items for which reserves were made. Except as set forth in the Disclosure Schedule, the aggregate loan balances outstanding as of September 30, 2013, in excess of the allowance as of such date were, as of September 30, 2013, collectible in accordance with their respective terms.

Section 2.9            Real Estate Held for Sale. The Association’s OREO is recorded on the books of the Association at “as is” fair value less estimated selling costs. When foreclosed assets were acquired by the Association, any adjustment was charged to the allowance for loan losses. The adjustments for OREO made in the loan loss allowance are adequate and management has no reason to believe that the OREO is not saleable for the amounts at which the OREO is recorded on the Association’s books.

Section 2.10        Investments. Except as set forth in the Disclosure Schedule, none of the investments reflected in the Association Financial Statements as of September 30, 2013, and none of the investments made by the Association since September 30, 2013, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of the Association to dispose freely of such investment at any time and each of such investments complies with regulatory requirements concerning such investments.

Section 2.11        Deposits.

(a)                The Association has delivered to Peoples a true and complete copy of the account forms for all deposits offered by the Association and a list of its deposits as of a recent date. Except as listed in the Disclosure Schedule, all the accounts related to the deposits are in material compliance with all applicable laws, orders and regulations and were originated in material compliance with all applicable laws, orders and regulations.

(b)               The Association’s deposit accounts are insured up to applicable limits by the FDIC, and the Association has paid all premiums required to be paid and is in compliance with the applicable insurance regulations of the FDIC.

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Section 2.12        Contracts. The Disclosure Schedule lists or describes the following:

(a)                each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by the Association other than reverse repurchase agreements;

(b)               each guaranty by the Association of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by the Association in the ordinary course of its business) or any warranty or indemnification agreement;

(c)                each lease or license with respect to personal property involving an annual amount in excess of $5,000;

(d)               the name, annual salary and primary department assignment as of September 30, 2013, of each employee of the Association and any employment or consulting agreement or arrangement with respect to each such person;

(e)                any agreement to which the Association is bound or a party under which benefits will be increased, or the vesting or payment of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement;

(f)                each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of the Association not referred to elsewhere in this Section which (i) involves payment by the Association (other than as disbursement of loan proceeds to customers) of more than $5,000 annually or $25,000 in the aggregate over its remaining term unless, in the latter case, such is terminable within one (1) year without premium or penalty; (ii) involves payments based on profits of the Association; (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or (iv) was not made in the ordinary course of business;

(g)               each agreement which limits the ability of the Association to compete in any line of business or with any person, or that involves any restriction on the geographic area in which, or method by which, the Association may carry on its business;

Final and complete copies of each document, plan or contract listed and described in the Disclosure Schedule pursuant to this Section 2.12 (the “Contracts”) have been provided to Peoples. The Association has performed in all material respects all obligations required to be performed by it under the Contracts and the Association is not in material default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under the Contracts.

Section 2.13        Tax Matters. Except as set forth in the Disclosure Schedule, the Association has filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. The Association is not (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or threatened examination for income taxes for any year by the Internal Revenue Service (the “IRS”) or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any governmental authority for assessment or collection of taxes. The Association is not the subject of any threatened action or proceeding by any governmental authority for assessment or collection of taxes. The reserve for taxes in the unaudited financial statements of the Association for the quarter ended September 30, 2013, is, in the opinion of management, adequate to cover all of the tax liabilities of the Association (including, without limitation, income taxes and franchise fees) as of such date in accordance with GAAP.

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Section 2.14        Employee Matters.

(a)                Except as may be disclosed in the Disclosure Schedule, the Association has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of the Association, and to the knowledge of the Association, there is no present effort nor existing proposal to attempt to unionize any group of employees of the Association.

(b)               Except as may be disclosed in the Disclosure Schedule, (i) the Association is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements.

Section 2.15        Employee Benefit Plans.

(a)                Each (i) nonqualified deferred compensation or retirement plan or arrangement that is an employee pension benefit plan (“Employee Pension Benefit Plan”) as defined in § 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any multiemployer plan as defined in § 3(37) of ERISA), or (iv) employee welfare benefit plan (as defined in § 3(1) of ERISA) or material fringe benefit program or plan of the Association (each plan described in (i), (ii), (iii) and (iv), an “Employee Benefit Plan”) (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable legal requirements. No such Employee Benefit Plan is under audit by the IRS or the U.S. Department of Labor.

(b)               All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each Employee Benefit Plan that is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Effective Date that are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Association and will be paid when due to such plan. All premiums or other payments for all periods ending on or before the Effective Date have been paid with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan.

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(c)                The Association has provided to Peoples copies of its Employee Benefit Plans.

Section 2.16        Environmental Matters.

(a)                As used in this Agreement, “Environmental Laws” means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which the Association has done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

(b)               Except as may be disclosed in the Disclosure Schedule, no activity or condition exists at or upon the Real Property that violates any Environmental Law, and no condition has existed or event has occurred with respect to the Real Property that, with notice or the passage of time, or both, would constitute a violation of any Environmental Law or obligate (or potentially obligate) the Association to remedy, stabilize, neutralize or otherwise alter the environmental condition of any of the Real Property, where the aggregate cost of such actions would be material to the Association. Except as may be disclosed in the Disclosure Schedule, and to the knowledge of the Association, after reasonable investigation, the Association has not received any notice from any person or entity that the Association is or was in violation of any Environmental Law or that the Association is responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

Section 2.17        No Undisclosed Liabilities. The Association does not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against the Association giving rise to any such liability) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of the Association or the notes thereto, except (i) for liabilities set forth or reserved against in the Association Financial Statements as of September 30, 2013, (ii) for liabilities occurring in the ordinary course of business of the Association since September 30, 2013 , (iii) liabilities relating to transactions contemplated by this Agreement, and (iv) as may be disclosed in the Disclosure Schedule.

Section 2.18        Litigation. Except as set forth in the Disclosure Schedule, there is no action, suit, proceeding or investigation pending against the Association or to the best knowledge of the Association threatened against or affecting the Association, before any court or arbitrator or any governmental body, agency, or official involving a monetary claim for $10,000 or more or equitable relief (i.e., specific performance or injunctive relief). The Association is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding or investigation.

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Section 2.19        Brokerage. There are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by the Association.

Section 2.20        Insurance. All material insurable properties owned or held by the Association are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with banks of similar size. The Disclosure Schedule sets forth, for each material policy of insurance maintained by the Association the amount and type of insurance, the name of the insurer and the amount of the annual premium. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect.

Section 2.21        Representations Regarding Financial Condition.

(a)                The Association is not entering into this Agreement in an effort to hinder, delay or defraud their creditors.

(b)               The Association is not insolvent and will not be rendered insolvent as a result of the transactions contemplated by this Agreement.

(c)                The assumption of the Association’s liabilities in connection with the Merger Conversion represents fair and reasonable equivalent value for the assets to be transferred and liabilities to be assumed hereunder.

(d)               The Association has no intention to file proceedings for bankruptcy or insolvency or for the appointment of a receiver, conservator, trustee, or guardian with respect to its business or assets prior to the Effective Date.

Section 2.22        Compliance with Laws; Governmental Authorizations. The Association is in material compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, and decrees, which apply to its business or properties. All permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of its business have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the Association’s knowledge, threatened which may result in the revocation, cancellation or suspension, or any materially adverse modification, of any thereof. The consummation of the Merger Conversion and the other transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification. The Real Property complies with all applicable requirements of the Americans with Disabilities Act.

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Article III

REPRESENTATIONS AND WARRANTIES OF PEOPLES

Peoples hereby represents and warrants to the Association as follows:

Section 3.1            Organization and Standing. Peoples is a stock savings bank duly organized and validly existing under Indiana law with full power and authority to carry on its business as now conducted and to own or lease or operate its properties in the places where such business is now conducted and such properties are now owned, leased or operated. Peoples is duly authorized to conduct its business, all subject to the supervision of the DFI and the FDIC.

Section 3.2            Authority for Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the Board of Directors of Peoples, and, subject to the requisite approval of federal and state regulatory authorities, this Agreement constitutes a valid and legally binding obligation of Peoples enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or court of equity. The approval, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust or other material agreement or instrument to which Peoples is bound.

Article IV

COVENANTS

Section 4.1            Conduct of Business. From the date hereof until the Effective Date, the Association covenants that it shall:

(a)                comply in all respects with the Supervisory Agreement entered into with the Office of Thrift Supervision dated as of January 12, 2011, any related PCA orders, and any requirements of regulatory examinations of the Association (the “Supervisory Agreement”);

(b)               use its best efforts to maintain all its material structures, buildings, equipment and other tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualties; provided that any capital expenditures with respect to such property that will cost in excess of $5,000 must be approved in advance by Peoples;

(c)                perform in all material respects all of its obligations under agreements, contracts and instruments relating to or affecting its properties, assets and business;

(d)               comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to its operations and properties and to the conduct of its business;

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(e)                promptly advise Peoples or its designee in writing of any correspondence or communication with any governmental authority having jurisdiction over the Association relating to any examination, report, inquiry or investigation of the Association;

(f)                not take any voluntary action which would result in a violation or breach of this Agreement or any provision hereof;

(g)               promptly advise Peoples in writing of any materially adverse change in the condition (financial or otherwise), operations, business or prospects of the Association; and

(h)               notify Peoples in writing of the commencement of or any threat of any material claim, litigation or proceeding against the Association.

Section 4.2            Access to Information. The Association shall give to Peoples or its representatives, full and free access, during normal business hours and upon reasonable notice, to its properties, books, records, contracts and commitments, and will furnish promptly to Peoples or its representatives all such information and documents relating to its properties and business as Peoples shall reasonably request, including all interim financial statements and reports as they are prepared and become available. Such right of access and examination in and of itself, however, shall not diminish or in any manner affect the representations, warranties and covenants of the Association hereunder or constitute a waiver or relinquishment on the part of Peoples of any of its rights to rely upon the representations, warranties and covenants of the Association hereunder.

Section 4.3            Cooperation in Application Process. Peoples shall be responsible for preparing and filing of all applications required in connection with the contemplated transaction, including the Form AC to be filed with the OCC by the Association; although the Association shall be responsible for obtaining the tax opinion required for the Form AC. The Association and its officers shall use their best efforts to cooperate in the application process and shall provide Peoples with the various forms and documents required for the applications that call for preparation or execution by the Association or its officers or directors. Copies of the applications will be provided to the Association and its counsel for their comments before the applications are filed. Peoples and the Association shall use their best efforts to secure all necessary approvals of regulatory authorities that shall be required in order to effect the transactions contemplated hereby as soon as possible after the date hereof.

Section 4.4            Management Pending Effective Date. During the interim period after approval of this Agreement by the Board of Directors of the Association and the Board of Directors of Peoples and until the Effective Date, the day-to-day management of the business of the Association shall continue to be conducted by the Association in its regular and ordinary course. Prior to consummation of the transactions contemplated hereby, Peoples shall not control or attempt to exercise control of the business or affairs of the Association.

Section 4.5            Acquisition Proposals. The Association agrees that it shall not, and it shall cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation, sale of assets and assumption of liabilities, or other business combination involving the Association or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of the Association, other than the transactions contemplated by this Agreement (any of the foregoing, an “Acquisition Proposal”).

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Section 4.6            Title Insurance and Surveys. The Association shall deliver to Peoples prior to the Effective Date copies of its most recent owner’s closing title insurance binder or abstract and surveys on each parcel of the Real Property (other than the OREO), or such other evidence of title reasonably acceptable to Peoples. Association shall also provide to Peoples updated title reports, abstracts or surveys on such Real Property (other than the OREO) at the Closing, as Peoples shall reasonably request. Peoples shall pay the costs of any such updated reports, abstracts or surveys.

Section 4.7            Environmental Reports. Association shall provide Peoples copies of any environmental reports it has obtained or received with respect to the Real Property within five business days after the date hereof. Peoples, in its discretion, within 20 days after the date hereof, shall order a phase one and/or phase two environmental report with respect to any real estate of the Association; provided, however, that no such reports may be requested with respect to single family non-agricultural property of one acre or less unless Peoples has reason to believe that such property might contain any waste materials or otherwise might be contaminated. Peoples shall have 15 business days from the receipt of any such environmental reports to notify the Association of any dissatisfaction with the contents of such reports. Should the cost of taking all remedial or other corrective actions and measures with respect to all of such real estate, (i) required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $10,000 as reasonably estimated by an environmental expert retained for such purpose by Peoples and reasonably acceptable to the Association, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty such circumstances shall be deemed an “Environmental Problem.” Upon the occurrence of an Environmental Problem, Peoples shall have the right to terminate this Agreement. All costs of any phase one investigation and any phase two investigation or environmental report requested pursuant to this Section which does not recommend or suggest the taking of any remedial or corrective actions shall be at Peoples’ sole cost and expense. Association agrees to pay the costs of any phase two investigation prepared or conducted at Peoples’ request pursuant to this Section which recommends or suggests the taking of remedial or corrective action. Peoples does hereby agree to restore at its cost any property for which it has undertaken an environmental investigation to the condition existing immediately prior to such investigation if the investigation does not recommend or suggest the taking of remedial or corrective action.

Section 4.8            Employees.

(a)                Peoples shall offer substantially similar salaries, duties and benefits as are available to similarly situated employees of Peoples, to those employees of the Association whom Peoples elects to hire and who satisfy Peoples’ customary employment requirements, including pre-employment interviews, investigations and employment conditions, uniformly applied by Peoples and Peoples’ employment needs. Peoples and the Association will establish a mutually acceptable process for the orderly interviewing of employees for employment by Peoples; the Association will give Peoples a reasonable opportunity to interview the employees.

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(b)               Peoples shall give notices to the Association's employees terminated by it on or after the Effective Date as are required for it to comply with the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) or any applicable state law with respect to continuation of healthcare coverage following the Effective Date. The Association shall provide such continuation and/or conversion notices to the employees as are required under federal or state law as a result of the employee’s termination of employment prior to the Effective Date. Peoples shall be responsible for providing such health continuation coverage and performing such related responsibilities as required by law following the Effective Date.

(c)                This Section 4.8 shall not confer any rights or benefits on any person other than Peoples and the Association, or their respective successors and assigns, either as a third party beneficiary or otherwise.

(d)               Peoples agrees that those employees of the Association who become employees of Peoples on the Effective Date (“Former Association Employees”), while they remain employees of Peoples after the Effective Date will be provided with benefits under employee benefit plans during their period of employment that are no less favorable in the aggregate than those provided by Peoples to similarly situated employees of Peoples except as otherwise provided herein. Unused vacation time that has been accrued as of the Effective Date by any Former Association Employees shall be paid to such employees at current rate of pay with applicable taxes withheld by the Association on or before the Effective Date. Except as hereinafter provided, at the Effective Date, Peoples will amend or cause to be amended each employee benefit and welfare plan of Peoples in which Former Association Employees are eligible to participate, to the extent necessary and allowable under applicable law, so that as of the Effective Date:

(i)                 such plans take into account for purposes of eligibility, participation, vesting, and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with the Association as if such service were with Peoples;

(ii)               Former Association Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Peoples in which they are eligible to participate and may commence participation in such plans on the Effective Date unless (and only during periods) Peoples elects to continue any such employee welfare benefit plans of the Association;

(iii)             for purposes of determining the entitlement of Former Association Employees to sick leave and vacation pay following the Effective Date, the service of such employees with the Association shall be treated as if such service were with Peoples provided that vacation time awarded under Section 4.8(d) shall be considered in determining those days under Peoples’ vacation pay policy; and

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(iv)             Former Association Employees are first eligible to participate and will commence participating in Peoples’ qualified retirement plans on the first entry date coinciding with or following the Effective Date.

(e)                On the Effective Date, Peoples agrees to appoint John Freyek, President and CEO of the Association, to the Board of Directors of Peoples as a Director Emeritus upon the same terms and conditions as are enjoyed by other Directors Emeritus of Peoples to serve until John Freyek reaches the age of 76 and to pay him an annual fee of $12,248.50 for such service. In addition, on the Effective Date, John Freyek and Peoples shall enter into a two-year consulting contract pursuant to which Mr. Freyek would be paid $12,248.50 per year in consideration for his services as a consultant to Peoples to assist with the business and operations of the Resulting Association.

(f)                Subject to the terms and conditions of Section 4.8, Peoples agrees to retain Sheldon Cutler to serve as a Vice President of Peoples following the Effective Date, on such terms and conditions as Peoples, the Association, and Cutler shall agree.

(g)               Peoples agrees to honor the Association’s obligation to pay the health insurance premiums of Irene Rybarczyk, who is currently 102 years of age, until her death. All other agreements to pay health insurance premiums of directors or executive officers of the Association shall terminate as of the Effective Date.

Section 4.9            Association’s 401(k) Plan. Prior to the Effective Date, the Association:

(a)                by resolution of its directors, shall terminate the First Federal Savings and Loan Association of Hammond 401(k) Profit Sharing Plan (the “401(k) Plan”) as of the day before the Effective Date. The account balances of the 401(k) Plan participants, including any alternate payees or beneficiaries of deceased participants, including any accrued but unpaid contributions, as determined by the 401(k) Plan administrator, shall thereafter be distributed or otherwise transferred in accordance with the applicable plan termination provisions of the 401(k) Plan, as soon as administratively feasible following the plan termination date; and

(b)               shall continue to make all non-discretionary employer contributions which it is required to make to the 401(k) Plan, including elective deferral contributions of those 401(k) Plan participants who are employed by the Association. In addition, the Association shall continue in full force and effect, until the Effective Date: (i) the fidelity bond, if any, issued to the Association as described in ERISA Sec. 4.12; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the 401(k) Plan.

Section 4.10        Health Plans. After the Effective Date, Peoples shall continue to maintain fully insured employee welfare benefit plans of the Association at the Effective Date, until such time as Peoples determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

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Section 4.11        Indemnification.

(a)                For a period that will last as long as tail coverage is obtained under Section 4.11(c) of this Agreement, as provided therein, Peoples agrees to indemnify and hold harmless each present and former director and officer of the Association (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Date (including the transactions contemplated by this Agreement), whether asserted or claimed before, at or after the Effective Date, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to 12 CFR § 145.121.

(b)               Any Indemnified Party wishing to claim indemnification under Section 4.11(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Peoples thereof, but the failure to so notify shall not relieve Peoples of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Peoples.

(c)                Peoples shall use its reasonable best efforts to maintain the Association’s existing directors’ and officers’ liability insurance policy covering persons who are currently covered by such insurance for the tail coverage period permitted under such policy; provided, however, that in no event shall Peoples be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.11(c), an amount per annum in excess of 100% of the amount of the annual premiums paid by the Association as of the date hereof for such insurance.

(d)               If Peoples or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Peoples assume the obligations set forth in this Section 4.11.

(e)                The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

Section 4.12        Core Data Processing Systems Integration. From and after the date of this Agreement, the Association and Peoples agree to fully cooperate with and assist one another in connection with the transition and conversion of the Association’s data processing files to the data processing platform of Peoples. The Association and Peoples shall, and shall cause their respective data processing vendors to, cooperate in such transition and conversion. In connection with such transition and conversion, the Association will take all necessary actions to terminate the Master Agreement between Harland Financial Solutions, Inc. (“Harland”) and the Association, dated September 15, 2009, and its related Exhibits and orders pertaining to the Association’s data processing services and the Master Agreement between the Association and Fiserv Solutions, Inc. (“Fiserv”) dated January 31, 2010, and its related Exhibits and orders pertaining to the Association’s check processing services (collectively, the “Processing Agreements”).

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Section 4.13        Internal Controls.

(a)                Between the date of this Agreement and the Effective Date, the Association shall maintain controls and procedures that are effective to ensure that material information relating to the Association is made known to the President and Chief Executive Officer and Chief Financial Officer of the Association to permit the Association to record, process, summarize and report financial data in a timely and accurate matter; (ii) such officers shall promptly disclose to the Association’s auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect the Association’s ability to record, process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Association’s internal controls; and (iii) the Association shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b)               Between the date of this Agreement and the Effective Date, the Association shall, upon reasonable notice during normal business hours, permit representatives of Peoples to meet with officers of the Association to discuss the integration, as of the Effective Date, of appropriate disclosure controls and procedures and internal control over financial reporting relating to the Association’s operations with the controls and procedures and internal control over financial reporting of Peoples for purposes of assisting Peoples in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 following the Effective Date. The Association shall cause its employees and accountants to fully cooperate with Peoples, at Peoples’ sole expense, in the preparation, documentation, review, testing and all other actions Peoples deems reasonably necessary to satisfy the Sarbanes-Oxley Act of 2002.

Article V

CONDITIONS precedent TO OBLIGATIONS OF ALL PARTIES

The obligations of Peoples and the Association to cause the transactions contemplated hereby to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions, except as such parties may waive such conditions in writing:

Section 5.1            Approvals and Consents. All orders, consents, approvals, agreements, forbearances and waivers necessary for the lawful consummation of the transactions contemplated hereby have been received from each regulatory authority having jurisdiction over the Merger Conversion, including the OCC, the FDIC, and the DFI in form and substance reasonably satisfactory to Peoples and its counsel. All applicable statutory waiting periods shall have expired, and all necessary approvals and consents hereof shall have been provided by third parties.

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Section 5.2            Qualification as Voluntary Supervisory Conversion. The application submitted to the OCC has been processed as a voluntary supervisory conversion transaction, and the OCC shall not require the establishment of a liquidation account in connection with the Merger Conversion or require a vote of the members of the Association on the Merger Conversion.

Section 5.3            Absence of Proceedings and Litigation. No order shall have been entered that remains in force at the Effective Date restraining or prohibiting the Merger Conversion in any legal, administrative or other proceeding, and no action or proceeding shall have been instituted or threatened on or before the Effective Date seeking to restrain or prohibit the Merger Conversion.

Article VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE ASSOCIATION

The obligations of the Association under this Agreement shall be subject to the fulfilment, at or prior to the Effective Date, of each of the following conditions (unless waived in writing by the Association in the manner provided in Section 8.4 hereof):

Section 6.1            Opinion of Counsel. The Association shall have received an opinion, addressed to the Association and dated the Effective Date, of Barnes & Thornburg LLP in form and substance satisfactory to the Association to the following effect: (a) Peoples is duly organized and validly existing under the laws of Indiana, and has full power and authority to carry on its business as now conducted and to own or lease or operate its properties; (b) this Agreement has been duly authorized by all necessary corporate action on the part of Peoples and constitutes a valid and binding obligation of Peoples enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditor rights and remedies generally and to general principles of equity, whether applied in a court of law or court of equity; and (c) no consent, approval, order or authorization of any governmental authority is required in connection with the execution and delivery of this Agreement by Peoples or the consummation on the part of Peoples of the transactions contemplated by this Agreement, except for such consents, approvals, orders or authorizations as shall have been obtained prior to the Effective Date.

Section 6.2            Representations, Warranties and Covenants; Performance by Peoples. The representations and warranties of Peoples contained in Article III of this Agreement shall be true, complete and correct in all material respects as of the Effective Date, with the same force and effect as though made as of the Effective Date, and the covenants of the Peoples in Article IV of this Agreement shall have been complied with in all material respects.

Section 6.3            Officers’ Certificates. Peoples shall have furnished to the Association a certificate, dated the Effective Date, signed by the President and the chief financial officer of Peoples, to the effect that all conditions set forth in Section 6.2, have been satisfied to the best of their knowledge and belief.

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Article VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PEOPLES

The obligations of Peoples under this Agreement shall be subject to the fulfilment, at or prior to the Effective Date, of each of the following conditions (unless waived in writing by Peoples in the manner provided in Section 8.4 hereof).

Section 7.1            Regulatory Approvals. None of the licenses, approvals and consents of any relevant federal, state or other regulatory agency required for the Merger Conversion shall have imposed any conditions upon Peoples or the Merger Conversion that Peoples, in its sole discretion, concludes are unduly burdensome.

Section 7.2            Representations, Warranties and Covenants; Performance by the Association. The representations and warranties of the Association contained in Article II of this Agreement shall be true, complete and correct in all material respects as of the Effective Date, with the same force and effect as though made as of the Effective Date, and the covenants of the Association in Article IV of this Agreement shall have been complied with in all material respects.

Section 7.3            Officers’ Certificates. The Association shall have furnished to Peoples a certificate, dated the Effective Date, signed by the President and the chief financial officer of the Association, to the effect that all conditions set forth in Section 7.2, have been satisfied to the best of their knowledge and belief.

Section 7.4            Opinion of Counsel. Peoples shall have received an opinion of Enslen, Enslen & Matthews addressed to it and dated the Effective Date, in the form and substance satisfactory to Peoples, to the following effect: (a) the Association is a mutual savings association, and the Association is duly organized, validly existing and in good standing under federal law, and has full power and authority to carry on its business as now conducted and to own or lease or operate its properties, (b) this Agreement has been duly authorized by all necessary corporate action on the part of the Association and constitutes a valid and binding obligation of the Association enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditor rights and remedies generally and to general principles of equity, whether applied in a court of law or court of equity, (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a violation of, or constitute a default under any provision of the Charter or Bylaws of the Association, any order, statute or regulation of the FDIC or the OCC applicable to the Association, or, to the best of its knowledge, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, decree, or ordinance to which the Association is subject, and (d) no consent, approval, order or authorization of any governmental authority is required in connection with the execution and delivery of this Agreement by the Association or the consummation on the part of the Association of the transactions contemplated by this Agreement, except for such consents, approvals, orders or authorizations as shall have been obtained prior to the Effective Date.

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Section 7.5            Absence of Material Adverse Effect. The Association shall not have experienced a Material Adverse Effect between the date of this Agreement and the Effective Date.

Section 7.6            Termination of Supervisory Agreement. The OCC shall terminate the Supervisory Agreement in its entirety on or before the Effective Date.

Section 7.7            Closing Book Value. The Closing Book Value of the Association at the end of the month prior to the Effective Date (excluding any reduction which might occur as a result of reasonable expenses relating to the Merger Conversion) shall not be less than $800,000. As used in the preceding sentence, the term “Closing Book Value” shall mean the amount of the members’ equity of the Association as of the end of the month immediately preceding the Effective Date, determined in accordance with GAAP.

Section 7.8            The Association’s REO. The value of the Association’s OREO calculated as at the end of the month prior to the Effective Date, determined in accordance with GAAP and all applicable bank regulatory laws, rules, and regulations shall be no greater than $2.2 million. As of the end of the month prior to the Effective Date, liquidation values of the Association’s OREO shall not be less than 50% of the carry value on such date.

Section 7.9            Delinquent Loans. The aggregate amount of the Association’s Delinquent Loans as of the end of the month prior to the Effective Date (the “Computation Date”) does not exceed 7.0% of total loans. The Association’s Delinquent Loans shall mean the total of (i) all loans with principal or interest that are 30 days or more past due; (ii) all loans with principal or interest that are nonaccruing; and (iii) restructured and impaired loans.

Section 7.10        Maximum Processing Agreement Penalty. The total fees required to terminate the Processing Agreements, including deconversion fees, shall not exceed $265,000 and Harland and Fiserve shall have signed releases indicating they have been paid in full upon the termination of the Processing Agreements for an aggregate amount not exceeding such amount.

Section 7.11        Loan Values. The aggregate market value of the Association’s loans as at the end of the month prior to the Effective Date shall not be less than 90% of the value recorded on the Association’s books for such loans on such date.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1            Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Date:

(a)                by mutual consent of the respective Boards of Directors of the Association and Peoples evidenced by appropriate resolutions; or

(b)               by Peoples if (i) any representation or warranty of the Association set forth in Article II shall be found to be or to have become untrue, incomplete or misleading in any material respect and such breach has not been cured within 15 days following receipt by the Association of notice of such discovery, (ii) if any of the covenants of the Association contained in Article IV have not been substantially performed in all material respects and such failure has not been cured within 15 days of receipt of notice Peoples of such failure, or (iii) if any of the conditions provided in Articles V or VII of this Agreement shall not have been fulfilled and shall not have been waived by June 30, 2014; or

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(c)                by the Association if (i) any representation or warranty of Peoples set forth in Article III shall be found to be or to have become untrue, incomplete or misleading in any material respect and such breach has not been cured within 15 days following receipt by the Association of notice of such discovery, (ii) if any of the covenants of Peoples contained in Article IV have not been substantially performed in all material respects and such failure has not been cured within 15 days of receipt of notice from the Association of such failure, or (iii) if any of the conditions provided in Articles V or VI of this Agreement shall not have been fulfilled and shall not have been waived by June 30, 2014; or

(d)               by either the Association or Peoples in the event the transactions contemplated by this Agreement are not consummated on or prior to June 30, 2014.

Section 8.2            Effect of Termination. If this Agreement is terminated as provided for in Section 8.1 hereinabove, (a) this Agreement shall forthwith become wholly void, of no effect and without liability to any party to this Agreement, except with respect to Section 9.1 hereof, and (b) each party hereto shall pay its or his own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of its counsel, accountants, financial advisors and other experts. Notwithstanding the foregoing, termination of this Agreement shall not relieve a beaching party from liability for any willful breach of this Agreement giving rise to such termination.

Section 8.3            Amendment. The parties hereto may amend, modify or supplement this Agreement only by an agreement in writing executed and delivered by the Association and Peoples.

Section 8.4            Extension; Waiver. At any time prior to the Effective Date, Peoples or the Association may (a) extend the time for the performance of any of the obligations or acts of the other, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document or instrument pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly executed and delivered on behalf of such party.

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Article IX

MISCELLANEOUS

Section 9.1            Confidentiality. All information about the Association obtained by Peoples and its agents and all information about Peoples obtained by the Association, will be held in strict confidence by the parties, except to the extent that such information (i) was already known to them, (ii) hereafter becomes lawfully obtainable from other sources, or (iii) is required to be disclosed by the party obtaining the information in any documents to be filed with any governmental agency or authority, but only in connection with such filing, and all copies thereof will be returned promptly to the party supplying the information at its request in the event the transactions contemplated hereby are not consummated. Neither party shall publicly disclose any information concerning the transactions contemplated hereby without coordinating its disclosure with the other party.

Section 9.2            Expenses. Each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and in complying with the covenants and conditions herein. The Association acknowledges and agrees that the fees payable to Crowe Horwath LLP for the preparation of the tax opinion required for the Form AC and the legal fees of its counsel in reviewing and revising the regulatory applications required for the Merger Conversion shall be a cost of the Association. Peoples acknowledges and agrees that the costs of any examination of the Association by the DFI in connection with the transactions contemplated by this Agreement shall be a cost of Peoples.

Section 9.3            Modification of Structure. Peoples shall have the right, at its option to cause the transaction to be structured in a manner other than as set forth in this Agreement, provided that such change of structure shall be no less acceptable to the regulatory authorities required to approve the transaction than the structure set forth in this Agreement. If such a change of structure is adopted, the terminology of this Agreement shall be deemed modified to the terminology that would correctly denote the revised structure of the transaction.

Section 9.4            Notices. All notices and other communications pursuant to this Agreement shall be deemed to have been duly given if in writing and delivered personally or if mailed, first class, postage prepaid, as follows:

If to the Association, to:

First Federal Savings & Loan Association of Hammond

130 Rimbach Street

Hammond, Indiana 46320

Attn:	John A. Freyek
President and CEO

with a copy to:

William T. Enslen, Esq.

Enslen, Enslen & Matthews

142 Rimbach Street

Hammond, Indiana 46320

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If to Peoples, to:

Peoples Bank SB

9204 Columbia Avenue

Munster, Indiana 46321

Attn:	David A. Bochnowski
President and CEO

with a copy to:

Claudia V. Swhier, Esq.

Barnes & Thornburg LLP

11 South Meridian Street

Indianapolis, Indiana 46204

Section 9.5            No Third Party Beneficiaries. Except as provided in Section 4.11(e) hereof, this Agreement is not intended nor shall it be construed to create any express or implied rights in any third parties.

Section 9.6            Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than those contained in Sections 8.2 and 9.1 and in Section 9.6 of this Agreement, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Date. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Date, except for those covenants and agreements, which by their terms apply or are to be performed in whole or in part after the Effective Date.

Section 9.7            Specific Performance. The parties hereto agree that irreparable damage would occur in the event any covenants in this Agreement were not performed in accordance with their specific terms or otherwise were materially breached. It is accordingly agreed that, without the necessity of proving actual damages or posting bond or other security, the parties shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of the terms and provisions in addition to any other remedy to which they may be entitled, at law or in equity.

Section 9.8            Headings, Entire Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes and replaces any prior written or oral agreements or understandings between them relating to the subject matter hereof.

Section 9.9            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. A telecopy, facsimile, or email transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

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Section 9.10        Binding Effect. Except as otherwise provided in Section 9.3 hereof, this Agreement shall not be assignable by either Peoples or the Association.

Section 9.11        Governing Law. This Agreement and the legal relationships between the parties shall be governed by and construed in accordance with the laws of the State of Indiana, without taking into account provisions regarding the choice of law, except to the extent that certain matters may be governed as a matter of law by federal law.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Peoples Bank SB
Date: December 20, 2013
	By:	/s/ David A. Bochnowski
Attest:
	Its:	Chairman and Chief Executive Officer
/s/ Leane English Cerven
Leane English Cerven, Secretary
First Federal Savings & Loan Association of Hammond
Date: December 16, 2013
	By:	/s/ John A. Freyek
Attest:
	Its:	President and Chief Executive Officer
/s/ John Tokarz
John Tokarz, Secretary

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Exhibit 1.4

Plan of Merger

of

Peoples Bank SB,

an Indiana savings bank,

and

First Federal Savings and Loan Association of Hammond,

a federal savings association

1. The names of the corporations proposing to merge (the “Merger”) are First Federal Savings and Loan Association of Hammond, a federal savings association (the “Association” or “Merging Corporation”) and Peoples Bank SB, an Indiana savings bank (“Peoples” or the “Surviving Corporation”), pursuant to an Agreement and Plan of Voluntary Supervisory Merger Conversion dated December 20, 2013.

2. The Surviving Corporation has 1,000 authorized shares of common stock of no par value, of which 1,000 shares of common stock are presently issued and outstanding.

3. The Merging Corporation has 1,000 authorized shares of common stock, $.01 par value per share, of which 100 shares of common stock are presently issued and outstanding.

4. The effective date of the Merger shall mean the date and time specified in the Articles of Merger relating to the Merger that are filed with the Indiana Secretary of State (the "Effective Date").

5. Upon the Effective Date, the Association shall merge into and with into Peoples. Peoples shall be the surviving corporation in the Merger (the “Surviving Corporation”) and the separate existence of the Association (the “Merging Corporation”) shall thereupon cease.

6. Upon the Effective Date:

(a)	each of the 1,000 shares of common stock, without par value, of Peoples outstanding immediately prior to the Effective Date of the Merger shall remain outstanding immediately after the Effective Date of the Merger.

(b)	each of the 100 shares of the common stock, $.01 par value per share, of the Association outstanding immediately prior to the Effective Date of the Merger shall be cancelled without consideration therefor.

7. The Surviving Corporation shall, without further transfer, succeed to and thereafter possess and enjoy all of the public and private rights, privileges, immunities, powers and franchises, and be subject to all of the public and private restrictions, liabilities and duties, of each of the Association and Peoples; all property (real, personal and mixed) of, all debts (on whatever account) due to, and all choses in action and each and every other interest of or belonging or due to, each of the Association and Peoples shall be taken by and deemed to be transferred to and vested in the Surviving Corporation without further act, deed or other instrument; and the title to any real estate or any interest therein, vested by deed or otherwise in either of the Association or Peoples, shall not revert or be in any way impaired by reason of the Merger.

8. All rights of creditors and all liens (if any) upon the property of either of Peoples or the Association shall be preserved unimpaired by the Merger; and all debts, liabilities, obligations and duties (collectively, “Obligations”) of either of Peoples or the Association shall become the responsibility and liability of the Surviving Corporation, and may be enforced against it to the same extent as if such Obligations had been incurred or contracted by it.

9. Each Deposit Account in the Association at the time of the consummation of the Merger shall become, without further action by the holder, a Deposit Account in the Surviving Corporation equivalent in withdrawable amount to the withdrawable value, and subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Association immediately preceding consummation of the Merger. Holders of Deposit Accounts in the Surviving Corporation shall not, as such holders, have any voting rights. For purposes of the foregoing, the Deposit Accounts of the Association shall mean all withdrawable deposit accounts, including all savings accounts, certificate accounts, and demand accounts, of the Association.

10. The Articles of Conversion of Peoples shall continue to be the Articles of Conversion of the Surviving Corporation upon and after the Effective Date until changed or amended in accordance with the terms thereof.

11. The By-Laws of Peoples shall continue to be the By-Laws of the Surviving Corporation upon and after the Effective Date until changed or amended in accordance with the terms thereof.

12. The directors of the Surviving Corporation immediately prior to the Effective Date shall continue to hold such positions following the Merger, and such directors shall hold office until such time as their successors shall be duly elected and qualified. The officers of the Surviving Corporation shall be comprised of those persons serving as officers of Peoples immediately prior to the Effective Date and Sheldon Cutler who shall become a Vice President of the Surviving Corporation.

13. The home office of Peoples at 9204 Columbia Avenue, Munster, Indiana, shall remain the home office of the Surviving Corporation. The Surviving Corporation will operate branch offices at the locations of Peoples’ branch offices immediately prior to the Effective Date and at the home office and branch office of the Association immediately prior to the Effective Date.

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